Exhibit 99

REX American Resources Reports Fiscal Third Quarter 2025 Net Income Per
Share Attributable to REX Common Shareholders of $0.71

▪	Generated $0.71 of net income per share in Fiscal Q3 ’25
▪	Reported $36.1 million of gross profit for Fiscal Q3 ’25
▪	Reported $175.6 million of net sales and revenue for Fiscal Q3 ’25
▪	Reported 78.4 million gallons of consolidated ethanol sales volumes for Fiscal Q3 ’25
▪	Ethanol expansion project moving forward with completion still expected in 2026

Dayton, OH - Thursday, December 4, 2025 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal third quarter 2025.

REX American Resources’ fiscal third quarter 2025 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated affiliates.

Third Quarter 2025 Results

REX reported Q3 ’25 net sales and revenue of $175.6 million compared to Q3 ’24 net sales and revenue of $174.9 million. Third quarter 2025 gross profit for the Company was $36.1 million, compared with $39.7 million in Q3 ’24. The decrease in gross profit was primarily the result of lower ethanol and distillers grain pricing. The Company reported interest and other income of $3.2 million in Q3 ’25, compared to $4.6 million in Q3 ’24. This led to Q3 ’25 income before income taxes and noncontrolling interests of $35.5 million, compared with $39.5 million in Q3 ’24.

Net income attributable to REX shareholders in Q3 ’25 was $23.4 million, compared to $24.5 million in Q3 ’24. Third quarter ’25 diluted net income per share attributable to REX common shareholders was $0.71, compared to $0.69 per share in Q3 ’24. Per share results for Q3 ’25 and Q3 ’24 are based on 33,002,000 and 35,445,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX has made progress on the expansion of ethanol production at the One Earth facility, and the facility is on track for 2026 completion.

As previously discussed, REX substantially completed construction of the capture and compression portions of its One Earth carbon capture and sequestration project at the Company’s Gibson City, Illinois location during Fiscal Year 2024. Currently, the Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing. Final permitting decision for the sequestration portion of the project is expected to be completed in June 2026 according to the published EPA timeline.

Capital expenditures at the end of the third quarter related to the One Earth carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $155.8 million. The Company’s combined budget for completion of the projects is $220-$230 million.

Balance Sheet

As of October 31, 2025, REX had $335.5 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX continues to deliver value to shareholders, marking our 21st consecutive quarter of positive earnings,” said Zafar Rizvi, Chief Executive Officer of REX. “As our ethanol expansion and carbon capture projects advance, we are evaluating how best to leverage the 45Z tax credits to further enhance shareholder value. Most importantly, our team remains laser-focused on our core business, which continues to perform strongly and is well-positioned to deliver another profitable quarter and positive cash flow. We are excited about the opportunities ahead as we look forward to a successful 2026 and as we enter the fiscal fourth quarter.”

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s fiscal third quarter results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13757314. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism or acts of war and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Net sales and revenue	$175,625	$174,877	$492,528	$484,263
Cost of sales	139,493	135,196	427,735	410,358
Gross profit	36,132	39,681	64,793	73,905
Selling, general and administrative expenses	(8,214)	(8,426)	(20,359)	(20,977)
Equity in income of unconsolidated ethanol affiliates	4,388	3,621	6,285	7,086
Interest and other income, net	3,151	4,629	10,461	14,950
Income before income taxes and noncontrolling interests	35,457	39,505	61,180	74,964
Provision for income taxes	(7,988)	(9,402)	(13,711)	(17,581)
Net income	27,469	30,103	47,469	57,383
Net income attributable to noncontrolling interests	(4,056)	(5,603)	(8,267)	(10,314)
Net income attributable to REX common shareholders	$23,413	$24,500	$39,202	$47,069

Weighted average shares outstanding – basic	33,002	35,189	33,267	35,100

Basic net income per share attributable to REX common shareholders	$0.71	$0.70	$1.18	$1.34

Weighted average shares outstanding – diluted	33,002	35,445	33,267	35,346

Diluted net income per share attributable to REX common shareholders	$0.71	$0.69	$1.18	$1.33

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	October 31, 2025	January 31, 2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$272,004	$196,255
Short-term investments	63,537	162,820
Accounts receivable	27,442	21,511
Inventory	27,675	31,676
Refundable income taxes	6,067	6,445
Prepaid expenses and other	14,938	17,112
Total current assets	411,663	435,819
Property and equipment, net	260,173	210,683
Operating lease right-of-use assets	19,291	20,985
Finance lease right-of-use assets	18,032	-
Other assets	1,321	16,721
Equity method investment	39,579	35,800
TOTAL ASSETS	$750,059	$720,008
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$33,616	$28,337
Current operating lease liabilities	6,859	5,746
Current finance lease liabilities	469	-
Accrued expenses and other current liabilities	16,537	16,360
Total current liabilities	57,481	50,443
LONG-TERM LIABILITIES:
Deferred taxes	10,152	3,562
Long-term operating lease liabilities	12,818	15,367
Long-term finance lease liabilities	2,793	-
Long-term taxes payable	7,843	4,334
Other long-term liabilities	2,769	2,700
Total long-term liabilities	36,375	25,963
EQUITY:
REX shareholders’ equity:
Common stock	329	344
Retained earnings	566,594	559,993
Total REX shareholders’ equity	566,923	560,337
Non-controlling interests	89,280	83,265
Total equity	656,203	643,602
TOTAL LIABILITIES AND EQUITY	$750,059	$720,008

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended
	October 31, 2025	October 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$47,469	$57,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,007	12,433
Amortization of operating lease right-of-use assets	4,859	4,192
Amortization of finance lease right-of-use assets	949	-
Income from equity method investments	(6,285)	(7,086)
Dividends received from equity method investments	2,506	3,007
Interest income from investments	(3,707)	(4,219)
Deferred income taxes	6,590	11,934
Stock-based compensation expense	3,636	2,980
Loss on disposal of property and equipment – net	191	45
Changes in assets and liabilities:
Accounts receivable	(5,931)	854
Inventories	4,001	(2,143)
Refundable income taxes	378	172
Other assets	904	(12,639)
Accounts payable – trade	2,961	(21,629)
Long-term taxes payable	3,509	-
Other liabilities	(8,990)	(6,178)
Net cash provided by operating activities	64,047	39,106
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,653)	(55,428)
Purchase of short-term investments	(129,010)	(210,328)
Maturity of short-term investments	232,000	302,981
Deposits	118	195
Proceeds from sale of real estate and property and equipment	-	210
Net cash provided by investing activities	47,455	37,630
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(33,382)	-
Payments to noncontrolling interests holders	(2,252)	(1,884)
Principal paid on finance lease liabilities	(119)	-
Net cash used in financing activities	(35,753)	(1,884)

NET INCREASE IN CASH AND CASH EQUIVALENTS	75,749	74,852
CASH AND CASH EQUIVALENTS – Beginning of period	196,255	223,397
CASH AND CASH EQUIVALENTS – End of period	$272,004	$298,249

Non-cash investing activities – Accrued capital expenditures	$5,235	$3,275
Non-cash investing activities – Capital additions transferred from prepaid expenses	$952	$188
Non-cash financing activities – Stock awards accrued	$3,392	$1,648
Non-cash financing activities – Stock awards issued	$-	$2,172
Non-cash financing activities – Excise tax on stock repurchases accrued	$258	$-
Operating right-of-use assets acquired and liabilities incurred upon lease execution	$3,007	$13,734
Finance right-of-use assets acquired and liabilities incurred upon lease execution	$3,381	$-